Exhibit 99.1

           Edge Petroleum Announces Increased Capital Spending Plans
                        and Increased Operating Activity


    HOUSTON, Sept. 5 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) today announced that its Board of Directors has approved an increase in its capital spending budget for 2003 to approximately $35 million, as compared to the original $15.3 million budget. Of the increase, $10.8 million is attributable to the cash component of previously announced acquisitions and joint exploration ventures.

    The balance of the budget increase, excluding the acquisitions, is a $9 million increase in the drilling budget as a result of an increase in planned wells from 21 to 27 wells in the original budget to 33 to 38 wells in the current forecast.

    Since the end of the second quarter, Edge has participated in the drilling of six wells, all successful, which brings the year to date total to 23 wells with a success rate of 87%. Currently, Edge is drilling two wells. They are the ChevronTexaco - Lopez No. 9 (Edge W.I. 31%) and the Westech Federal 16-29 (Edge W.I. 50%). For the remainder of 2003, Edge expects to continue its drilling programs at O'Connor Ranch East, Encinitas, and Gato Creek, all of which have had wells added to the original program. Edge also expects to continue the recently initiated drilling program at Bayhorse and to initiate the drilling program in its recently announced new venture in Southeast New Mexico.

    John Elias, Edge's Chairman, President and CEO, reports, "We believe that our strong financial condition and growing cash flow have provided the foundation for a significant increase in our planned activity level and that this is an excellent time to take advantage of moderate service costs and strong commodity prices. Our recently announced exploration joint venture in Southeast New Mexico adds significant potential, which we expect will begin to impact our production volumes and cash flow next year. I expect it will be a major contribution to our activity level in 2004. The increased activity as a result of our growing capital budget and the expected closing of our planned acquisitions is expected to impact our production volumes late in 2003. As previously reported, we continue to project 2003 quarter over quarter production growth in excess of 15%. The real impact of our expanded 2003 program will be felt in 2004 where we now expect a year over year production increase in excess of 20%, before the impact of what we hope to be a significant drilling program in 2004."

    Elias further noted, "Looking forward into 2004 we expect to continue our capital spending and activity growth. Based upon our expectations for production and cash flow in 2004, management and the Board of Directors felt it would be prudent to initiate a hedging program for 2004. As outlined below, we believe we have put in place an initial hedge that provides good downside protection while preserving a significant percentage of any expected price upside."


                                 2004 Hedges

                                  Volumes
       Time Period              MMbtu's/day   Price Floor   Price Cap
    First Quarter 2004            10,000         $4.50        $7.00
    Second Quarter 2004           10,000         $4.50        $6.00
    Third Quarter 2004            10,000         $4.50        $6.00
    Fourth Quarter 2004           10,000         $4.50        $7.00
         All prices are quoted at Houston Ship Channel.


    Edge Petroleum is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.


    Statements regarding capital spending; activity and production growth; hedging activities; the impact of commodity prices, service costs and exploration activities on production volumes and cash flows; future potential; the amount, nature and timing of drilling activities; capital commitments; acreage; and growth potential and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.



SOURCE  Edge Petroleum Corporation

    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU: